NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on February 12, 2021, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 29, 2021 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The business reorganization via a merger transaction that resulted in CTO Realty Growth, Inc.'s conversion to a real estate investment trust ("REIT) became effective on January 29, 2021. As a result of the merger, existing shares of CTO common stock (Old) were automatically converted, on a one-for-one basis, into shares of common stock of the CTO Realty Growth Inc. (New). In connection with the REIT conversion and the merger, CTO will list the Company's common stock on the NYSE. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on February 01, 2021.